Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of IntercontinentalExchange, Inc. and IntercontinentalExchange Group, Inc. of our report dated February 26, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of NYSE Euronext, which appears in IntercontinentalExchange, Inc.’s Current Report on Form 8-K dated September 9, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 9, 2013